Exhibit 99.1
TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES: MAURICE MEYER III JOHN R. NORRIS III JAMES K. NORWOOD	Telephone (214) 969-5530	ROY THOMAS General Agent DAVID M. PETERSON Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended

	December 31, 2010	December 31, 2009

Rentals, royalties and other income	$4,662,308	$3,642,204

Land sales	803,000	--

Total income	$5,465,308	$3,642,204

Provision for income tax	$1,292,781	$746,736

Net income	$2,832,533	$1,769,342

Net income per sub-share	$ .30	$ .18

Average sub-shares outstanding during period	9,590,444	9,938,380

	Year Ended

	December 31, 2010	December 31, 2009

Rentals, royalties and other income	$17,353,602	$12,615,277

Land sales	2,738,070	523,010

Total income	$20,091,672	$13,138,287

Provision for income tax	$5,115,470	$3,130,720

Net income	$11,308,711	$6,914,043

Net income per sub-share	$ 1.17	$ .69

Average sub-shares outstanding during period	9,679,921	10,018,028

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters.  We assume no responsibility to update any such forward-looking statements.